Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
J. Alexander’s Holdings, Inc.:

We consent to the use of our report dated March 16, 2017, with respect to the consolidated balance sheets of J. Alexander’s Holdings, Inc. and subsidiaries as of January 1, 2017 and January 3, 2016, and the related consolidated statements of income and comprehensive income, members’/stockholders’ equity, and cash flows for each of the fiscal years in the three year period ended January 1, 2017, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Nashville, Tennessee
October 17, 2017